Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APPLOVIN CORPORATION

Applovin Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Applovin Corporation (the “Corporation”) and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on July 18, 2011.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is AppLovin Corporation.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The Corporation is authorized to issue four classes of stock to be designated, respectively, Class A Common Stock, Class B Common Stock, Class C Common Stock and Preferred Stock. The total number of shares of Class A Common Stock authorized to be issued is 1,500,000,000 shares, par value $0.00003 per share. The total number of shares of Class B Common Stock authorized to be issued is 200,000,000 shares, par value $0.00003 per share. The total number of shares of Class C Common Stock authorized to be issued is 150,000,000 shares, par value $0.00003 per share. The Class A Common Stock, Class B Common Stock and Class C Common Stock are referred to together as “Common Stock”. The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares, par value $0.00003 per share.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply;

1.1 “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this clause (A), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2 “Amended and Restated Certificate” means this Amended and Restated Certificate of Incorporation of the Corporation, as may be further amended and restated from time to time.

1.3 “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Class C Conversion Date” has the meaning set forth in Section V.6

1.6 “Effective Date” means the date that this Amended and Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware.

1.7 “Executive” means each of Adam Foroughi (“Foroughi”) and Herald Chen (“Chen”).

1.8 “Family Member” means, with respect to any Executive, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Executive (including adopted persons of such Executive).

1.9 “Final Conversion Date” means:

(a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that both (i) Foroughi is no longer providing services to the Corporation as an executive officer (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended), and (ii) Foroughi is no longer a director of the Corporation as a result of a voluntary resignation by Foroughi from the Board or as a result of a request or agreement by Foroughi not to be renominated as a director of the Corporation at a meeting of stockholders or as a result of his death or disability; or

(b) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the Voting Agreement is terminated.

1.10 [RESERVED]

1.11 “KKR Denali” means KKR Denali Holdings, L.P.

1.12 “KKR Entity” means (a) any investment fund, vehicle or account affiliated with or managed by the Kohlberg Kravis Roberts & Co. L.P. or any of its affiliates and (b) any entity directly or indirectly wholly owned by any one or group of funds, vehicles or accounts specified in clause (a) or, if applicable, any direct or indirect general partner, managing member or similar controlling person of any fund, vehicle or account specified in clause (a).

1.13 “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.14 “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.15 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.16 “Permitted Entity” means, with respect to KKR Denali or any KKR Entity, any KKR Entity and, with respect to any Voting Party, (a) any trust for the exclusive benefit of such Voting Party, one or more Family Members of such Voting Party or any other Permitted Entity of such Voting Party, (b) any general partnership, limited liability company, corporation or other entity exclusively owned by such Voting Party, one or more Family Members of such Voting Party or any other Permitted Entity of such Voting Party, (c) any charitable organization, foundation or similar entity established by such Voting Party, one or more Family Members of such Voting Party or any other Permitted Entity of such Voting Party, and (d) any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Voting Party is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code.

1.17 “Permitted Transfer” means (a) any Transfer of a share of Class B Common Stock from a Voting Party, from a Permitted Entity, from a Family Member of an Executive, from the estate of an Executive or a Family Member of an Executive, from a Permitted Transferee, or from any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date, to a Voting Party, to any Family Member of an Executive, to the estate of any Executive or any Family Member of an Executive, or to any Permitted Entity; provided that, except in connection with a Transfer from a KKR Entity (including KKR Denali) to another KKR Entity, if the transferee of such share of Class B Common Stock is not a Voting Party, then such Transfer shall qualify as a Permitted Transfer only if a Voting Party shall have exclusive Voting

Control with respect to such share of Class B Common Stock following such Transfer or such share shall be subject to a voting proxy in a form approved by the Board following such Transfer (it being understood that such voting proxy may be executed promptly following (and in no event later than 10 days after) such Transfer); and (b) other than any Transfer covered by clause (a) above which shall be governed by clause (a), any Transfer of a share of Class B Common Stock from a holder to such holder’s affiliate with the prior written approval of the Board; provided that if the transferee of such share of Class B Common Stock is not a Voting Party, then such Transfer shall qualify as a Permitted Transfer only if a Voting Party shall have exclusive Voting Control with respect to such share of Class B Common Stock following such Transfer or such share shall be subject to a voting proxy in a form approved by the Board following such Transfer (it being understood that such voting proxy may be executed promptly following (and in no event later than 10 days after) such Transfer). In the event that a Voting Party or, in the case of KKR Denali or a KKR Entity, another KKR Entity, does not have exclusive Voting Control with respect to a share of Class B Common Stock following any Transfer described in this Section V.1.17, or such share is not subject to a voting proxy in a form approved by the Board following such transfer (within the time periods permitted in this Section V.1.17), each such share of Class B Common Stock purported to be Transferred shall automatically, and with no further action by the holder or the Corporation, convert into one fully-paid and non-assessable share of Class A Common Stock.

1.18 “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

1.19 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Effective Date, or the transfer of, or entering into a binding agreement (provided, that, if the agreement contains conditions to the transfer of Voting Control, the Transfer shall be deemed to occur upon satisfaction of such conditions) with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) entering into, performance or termination of the Voting Agreement;

(b) any grant of a proxy to, or entry into a voting arrangement with, a Voting Party for such Voting Party to exercise Voting Control of shares of Class B Common Stock;

(c) any grant by a Voting Party (or, if requested by a Voting Party, any grant by any holder of shares of Class B Common Stock) of a proxy to officers or directors of the Corporation in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate;

(d) any pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as a Voting Party continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(e) any entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(f) any entry by a Voting Party (or, if requested by a Voting Party, entry by any holder of shares of Class B Common Stock) into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other proposal approved by the Board or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event or other such proposal, the consummation of a Liquidation Event or other such proposal, or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event); provided that such Liquidation Event or other proposal was approved by the Board;

(g) any issuance or reissuance by the Corporation of a share of Class B Common Stock or any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock; or

(h) any direct or indirect sale, transfer, assignment, pledge, encumbrance, hypothecation or any other disposition by a partner, member, stockholder or other equity holder of a KKR Entity to another person or entity, of any partnership or membership interest, common stock or other equity security of such KKR Entity that does not result in affiliates of Kohlberg Kravis Roberts & Co. L.P. ceasing to control such KKR Entity (or its successor).

1.20 “Voting Agreement” means that certain voting agreement by and among the Voting Parties and certain other stockholders of the Corporation, dated as of a date prior to the Effective Date, as it may be amended from time to time.

1.21 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

1.22 “Voting Party” means each of the Key Holders (as defined in the Voting Agreement) for so long as such Key Holder is a party to the Voting Agreement.

1.23 “Voting Threshold Date” means the first date after 11:59 p.m. Eastern Time on the Effective Date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.

1.24 “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:

2.1 Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive,

when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.

2.2 The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares of Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class, from providing for different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

2.3 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

3. Voting Rights.

3.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to twenty votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(c) Class C Common Stock. Except as required by law, the Class C Common Stock will have no voting rights and no holder thereof shall be entitled to vote such shares on any matter.

3.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.

3.3 Authorized Shares. The number of authorized shares of the Class A Common Stock or the Class C Common Stock may be increased or decreased (but not below (i) the number of shares of the applicable class of Common Stock then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section V.9) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, that, for the avoidance of doubt, the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

3.4 Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, (ii) from and after the Final Conversion Date, until the Class C Conversion Date, if any, the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation and (iii) from and after the Class C Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

4. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that holders of shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power, to the fullest extent permitted by law.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

5.1 Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

5.2 With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a) on the affirmative written election of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); and

(b) on the occurrence of a Transfer of such share of Class B Common Stock to any person or entity that is not a Permitted Transferee.

6. Conversion of the Class C Common Stock. Following the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, on the date or time (including a time determined by the happening of a future event) specified by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class (the “Class C Conversion Date”), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

7. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of Class C Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

8. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section V.5 or Class C Common Stock to Class A Common Stock pursuant to Section V.6, as applicable, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Final Conversion Date (in the case of the conversion of Class B Common Stock into Class A Common Stock) or immediately upon the Class C Conversion Date (in the case of the conversion of Class C Common Stock into Class A Common Stock), if any, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with this Amended and Restated

Certificate, all rights of the holder of shares of Class B Common Stock or Class C Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

9. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

11. Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate:

11.1 directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, or otherwise alter, any provision of this Amended and Restated Certificate relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

11.2 reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law;

11.3 authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Amend Terms of Preferred Stock. Except as otherwise required by law or provided in this Amended and Restated Certificate, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

3. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the Whole Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2. Board Structure. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at each annual meeting of stockholders, each director of the Corporation shall be elected annually by stockholders and shall hold office until the next annual meeting and until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting or until his or her successor is duly elected and qualified.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that the affirmative vote of the holders of at least a majority of the total voting power of outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of the Bylaws.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairperson of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied.

5. Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting only if the action is first recommended or approved by the Board.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

No amendment, repeal, or elimination of this Article IX, or adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision.

ARTICLE X

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of KKR Denali and its Affiliates may serve as directors, officers or agents of the Corporation, (ii) KKR Denali and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve KKR Denali, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) KKR Denali or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (D) of this Article X. Subject to said Section (D) of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C. The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

D. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article X shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F. For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of KKR Denali, any Person that, directly or indirectly, is controlled by KKR Denali, controls KKR Denali, or is under common control with KKR Denali, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XI

The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE XII

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any amendment to this Amended and Restated Certificate that requires stockholder approval pursuant to the Delaware General Corporation Law shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

***

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of this corporation on this 19th day of April, 2021.

/s/ Adam Foroughi
Adam Foroughi
Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF APPLOVIN CORPORATION